Approved 12/28/16

Exhibit 10.2

Amendment No.1
to
Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan

Approved by

Joint Resolutions of
the Compensation Committee and the Board of Directors
of
Nutrisystem, Inc.

Amendment of Long-Term Incentive Plan

WHEREAS, the Company maintains the Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, Section 18(a) of the Plan provides that the Plan may be amended by the Board of Directors of the Company (the “Board”) at any time, subject to certain inapplicable restrictions; and

WHEREAS, the Board desires to amend the Plan to increase the rate of share withholding authorized under the Plan, as is now feasible in light of recent guidance of the Financial Accounting Standards Board (FASB) and Nasdaq; and

WHEREAS, the Compensation Committee of the Board (the “Committee”) wishes to authorize share withholding up to the maximum extent permitted by the Plan until further notice;

NOW THEREFORE, be it hereby:

RESOLVED, effective January 1, 2017, that Section 14(b) of the Plan is deleted in its entirety and replaced with the following:

“(b)Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount equal to the maximum statutory tax rate(s) (including the employee’s share of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (determined without regard to whether such maximum rate(s) exceed the actual taxes that may ultimately be payable by that Participant) and based on the Fair Market Value of such shares at the time of withholding.”

AND BE IT FURTHER RESOLVED, that the foregoing amendment is effective both prospectively and with respect to all awards presently outstanding under the Plan (notwithstanding any contrary provisions of those outstanding awards);

AND BE IT FURTHER RESOLVED, that effective January 1, 2017 and until further notice, the Committee authorizes share withholding up to the maximum extent permitted under the Plan (as then in effect) with respect to all equity awards granted under the Plan;

AND BE IT FURTHER RESOLVED, that the Committee’s and the Board’s approval of increased share withholding is effective for all purposes, including for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended;

Approved 12/28/16

AND BE IT FURTHER RESOLVED, that the officers of the Company are hereby authorized, directed and empowered, in the name and on behalf of the Company, to take, or cause to be taken, all such further actions to execute, deliver and file, or cause to be executed, delivered and filed, any and all such documents and papers, in each case as such officer may determine in his sole discretion to be necessary or appropriate to effect the purposes of the foregoing preambles and resolutions.

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